Exhibit 99.1

FOR IMMEDIATE RELEASE	Nasdaq: NSIT

INSIGHT ENTERPRISES, INC. REPORTS FIRST QUARTER RESULTS
Net Sales of $733 million and Diluted Earnings Per Share of $0.34

TEMPE, Ariz. – April 22, 2004 – Insight Enterprises, Inc. (Nasdaq: NSIT) today reported net sales and net earnings for the three months ended March 31, 2004.

“I am pleased to report our fourth consecutive quarter of sequential growth in both net earnings and earnings per share,” said Timothy A. Crown, chief executive officer. “The migration of Insight’s small- to medium-sized business (“SMB”) account executives serving United States’ customers to our new Maximus system was completed in January, and although the quarter got off to a slow start while our account executives were becoming familiar with the new system, March was a strong month and momentum seems to have continued into April.”

Net sales for the quarter ended March 31, 2004 increased 3% to $732.7 million from $711.3 million in the same period in 2003. Net earnings and diluted earnings per share for the first quarter of 2004 were $16.6 million and $0.34, respectively, compared to first quarter 2003 net earnings and diluted earnings per share of $7.0 million and $0.15, respectively. Excluding income recognized in the quarter ended March 31, 2004 resulting from a reduction in liabilities assumed in a previous acquisition of $2.9 million net of taxes, net earnings and diluted earnings per share were $13.7 million and $0.28, respectively. Excluding income recognized in the quarter ended March 31, 2003 resulting from a reduction in liabilities assumed in a previous acquisition of $2.5 million net of taxes and restructuring expenses of $1.9 million net of taxes, net earnings and diluted earnings per share were $6.4 million and $0.14, respectively. A tabular reconciliation of financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) to these non-GAAP financial measures is included below.

Included in non-operating income for the quarter ended March 31, 2004 were two separate gains on investments. Insight UK sold a building it was not utilizing for a gain of $328,000, $317,000 net of tax, and Direct Alliance realized a gain of $516,000 from selling stock upon the exercise of stock options received from a client several years ago as compensation for a note payable extension. This gain was non-taxable due to utilization of capital loss carry forwards.

Our effective tax rates for the three months ended March 31, 2004 and 2003 were 32.6% and 28.2%, respectively. The effective tax rate for both periods was reduced due to the treatment of the income resulting from reductions in liabilities assumed in a previous acquisition. For the quarter ended March 31, 2004, the remaining valuation allowance associated with the future tax benefit of the reduced liability was released. For the quarter ended March 31, 2003, the income from the reduction of acquired liabilities was substantially non-taxable. Excluding income resulting from reductions in liabilities assumed in a previous acquisition in the quarters ended March 31, 2004 and 2003 and restructuring expenses in the quarter ended March 31, 2003, our effective tax rates for the three months ended March 31, 2004 and 2003 were 36.1% and 36.6%, respectively. The rate is slightly lower in 2004 due to increases in net earnings in our United Kingdom operations, which are taxed at lower rates than the United States, and due to the utilization of capital loss carry forwards. These decreases are offset partially by an overall increase in our United States effective tax rate due to corporate organizational changes effective September 1, 2003, as part of our decision to collect sales tax across all applicable states.

Working capital as of March 31, 2004 was $280.2 million compared to $188.4 million as of March 31, 2003. Annualized inventory turns, excluding inventories not available for sale, were 29 times for the first quarter of 2004 compared to 34 times for the first quarter of 2003. The decrease in annualized inventory turns resulted from increases over the prior year in opportunistic purchases, increases in our inventory of certain categories due to anticipated product shortages and changes in manufacturers’ buying programs. The $15.8 million of inventories not available for sale represents inventories segregated pursuant to binding customer contracts, which will be recorded as net sales when the criteria for sales recognition are met. Days sales outstanding in ending accounts receivable (DSOs) were 45 for the first quarters of 2004 and 2003. Cash flows from operations for the three months ended March 31, 2004 and 2003 were $45.3 million and $88.2 million, respectively. Cash flows from operations for the three months ended March 31, 2004 resulted primarily from net earnings before depreciation, decreases in accounts receivable and inventories, and tax benefits from stock option

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q1 2004 Results, Page 2	April 22, 2004

exercises. The decreases in accounts receivable and inventories from December 31, 2003 to March 31, 2004 are due primarily to a decrease in net sales in the first quarter of 2004 compared to the fourth quarter of 2003. These increases to cash flow from operations were offset primarily by decreases in accrued expenses. Cash flows from operations for the three months ended March 31, 2003 resulted primarily from a decrease in accounts receivable, an increase in accrued expenses and other current liabilities and net earnings. The decrease in accounts receivable was due to reduced sales during the quarter along with a lower percentage of the quarter’s sales being made at the end of quarter. The increase in accrued expenses and other current liabilities resulted primarily from payments on binding customer contracts that had not yet been recognized as net sales. The total outstanding balance under our line of credit and accounts receivable securitization facility was reduced to $8.1 million at March 31, 2004 from $30.0 million at March 31, 2003 and at March 31, 2004, we had $44.2 million on hand in cash and cash equivalents. At March 31, 2004, a total of $177.7 million was available under our line of credit and accounts receivable securitization facility.

Use of Non-GAAP Financial Measures: The non-GAAP measures exclude the income resulting from reductions in liabilities assumed in a previous acquisition, restructuring expenses and the tax effects of these items. The company excludes these items when evaluating the results of operations and the operating segments and when comparing results of operations to competitors’ operating results. The company believes that the non-GAAP financial measurers are useful to investors because they allow for greater transparency and facilitate comparisons to prior periods and competitors. These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the tabular reconciliation, below, of non-GAAP financial measures to the comparable GAAP results.

OPERATING SEGMENTS

We are a leading provider of IT products and services to businesses in the United States, Canada and the United Kingdom. Our offerings include brand name computing products, IT services and outsourcing of business processes. We are organized in the following four operating segments:

•	Single-source provider of IT products and services – North America (“Insight North America”);

•	Single-source provider of IT products and services – United Kingdom (“Insight UK”);

•	Business process outsourcing provider (“Direct Alliance”); and

•	Internet service provider (“PlusNet”).

Insight North America

Insight North America’s net sales in the first quarter of 2004 decreased 2% to $582.3 million, compared to net sales of $591.4 million in the first quarter of 2003, due primarily to the distractions associated with the migration of SMB account executives to our Maximus system during January. “Although net sales in our SMB division were down, we were pleased to see single digit growth in our corporate division,” said Crown.

Insight North America’s gross profit as a percentage of net sales was 11.8% in the first quarter of 2004 and 11.0% in the first quarter a year ago. “The increase in gross margin over the prior year is due primarily to increases in product and services gross margins and a decrease in the provisions for obsolete, slow moving and non-salable inventories,” said Stanley Laybourne, chief financial officer.

Insight North America’s selling and administrative expenses were 9.5% of net sales for the three months ended March 31, 2004 and 9.9% of net sales for the first quarter a year ago. “We realized the cost savings associated with the completion of the system conversion which eliminated accelerated depreciation, stay bonuses and redundant personnel, as expected. Additionally, the number of account executives, as well as provisions for accounts receivables and inventories, has decreased from the prior year. These savings were offset partially by investments in marketing, sales incentive programs and senior management personnel as we position the company for growth, and by payroll taxes associated with stock option exercises,” Laybourne said.

Insight North America’s earnings from operations increased 242% to $13.5 million in the first quarter of 2004, compared to earnings from operations of $4.0 million in the first quarter of 2003. Excluding restructuring expenses of $2.3 million in the first quarter of 2003, earnings from operations increased 117%.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q1 2004 Results, Page 3	April 22, 2004

Insight UK

Insight UK’s net sales increased 28% in the first quarter of 2004 to $120.5 million, compared to net sales of $94.4 million in the first quarter of 2003. Increases in the British pound sterling exchange rates accounted for $15.4 million of this increase. Excluding the effect of fluctuations in the exchange rates, net sales increased approximately 11% from the first quarter of 2003. “Insight UK continues to post strong growth over the prior year which demonstrates the strength of our business model in the United Kingdom,” said Crown.

Insight UK’s gross profit as a percentage of net sales was 13.9% in the first quarter of 2004 as compared to 13.8% in the first quarter a year ago. Laybourne said, “The increase in gross margin over the prior year is due primarily to a decrease in the provisions for inventories and increased freight margin, offset partially by a decrease in product margin.”

For the first quarter of 2004, Insight UK’s selling and administrative expenses were 11.0% of net sales compared to 12.7% in the same quarter in 2003. Laybourne added, “The decrease in selling and administrative expenses as a percentage of net sales is due primarily to cost saving initiatives taken during 2003 and the first quarter of 2004, a decrease in the provision for accounts receivable and an increase in net sales without a corresponding increase in selling and administrative expenses.”

Insight UK posted earnings from operations in the first quarter of 2004 of $6.6 million including income of $3.2 million resulting from a reduction of liabilities assumed in connection with a previous acquisition, compared to $3.0 million a year ago, which included income of $2.5 million resulting from a reduction of liabilities assumed in connection with a previous acquisition and restructuring expenses of $543,000. Excluding these items, Insight UK posted earnings from operations of $3.4 million for the three months ended March 31, 2004, a 220% increase over the $1.1 million for the three months ended March 31, 2003.

Direct Alliance

Direct Alliance posted overall net sales of $18.7 million in the quarter ended March 31, 2004, a 5% decrease compared to $19.6 million in the first quarter of 2003. As previously disclosed, one client program ended, as scheduled, during the second quarter of 2003. That client represented approximately 8% of Direct Alliance’s net sales for the three months ended March 31, 2003. For the three months ended March 31, 2004, Direct Alliance’s largest outsourcing client accounted for approximately 61% of Direct Alliance’s net sales and the top three clients represented 91% of net sales.

Direct Alliance’s gross profit increased $91,000 or 2% to $4.8 million for the first quarter of 2004, compared to $4.7 million for the first quarter of 2003. The increase in gross profit is due primarily to an increase in performance fees, which are at higher gross margin, associated with higher sales generated for client programs. This increase was offset partially by the elimination of sales for the client whose program ended in the second quarter of 2003.

Selling and administrative expenses at Direct Alliance increased 28% to $1.5 million for the first quarter of 2004, compared to $1.2 million for the first quarter of 2003. The increase in selling and administrative expenses was due primarily to the loss of reimbursement of overhead allocation from the client whose program ended in the second quarter of 2003 and an increase in business development expenses. Selling and administrative expenses as a percentage of net sales were 8.2% in the first quarter of 2004, compared to 6.1% in the first quarter of 2003.

Direct Alliance posted earnings from operations of $3.3 million for the first quarter of 2004, a 7% decrease, compared to earnings from operations of $3.5 million for the first quarter of 2003.

PlusNet

PlusNet’s net sales in the first quarter of 2004 increased 92% to $11.2 million, compared to net sales of $5.8 million in the first quarter of 2003. PlusNet continues to experience a shift in the primary source of its net sales from “dial-up” to broadband Internet access customers and expects broadband Internet access to continue to increase as a percentage of net sales. Additionally, increases in the British pound sterling exchange rates accounted for $1.6 million of this increase. Excluding the effect of fluctuations in the exchange rates, net sales increased 65% from the first quarter of 2003.

PlusNet’s gross profit as a percentage of net sales decreased from 38.5% in the first quarter of 2003 to 30.2% in the first quarter of 2004 because broadband Internet access, which is sold at lower gross margins, represented a higher percentage of net sales in the first quarter of 2004.

For the first quarter of 2004, PlusNet’s selling and administrative expenses were 22.8% of net sales compared to 29.7% in the same quarter in 2003. This decrease was due primarily to the increase in net sales offset by investments in personnel

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q1 2004 Results, Page 4	April 22, 2004

and fixed assets to support future growth, increases in the provision for accounts receivable and additional compensation expense to senior management for the financial performance of PlusNet.

Earnings from operations increased 60% to $824,000 in the first quarter of 2004, compared to earnings from operations of $514,000 in the first quarter of 2003.

INSIGHT ENTERPRISES ESTABLISHES SEARCH FOR CEO

With the completion of the migration of Insight North America to the new Maximus system, the integration of Comark and the turnaround of Insight UK, Tim Crown announced today that he plans to relinquish his position as CEO and President of the company and replace his brother Eric Crown as Chairman of the Board. The company will immediately launch a search for a new CEO and Tim Crown will remain as CEO and Eric Crown will remain as Chairman until a new CEO is in place.

“This is a logical succession plan that has been under consideration for quite some time,” said Crown, who has led the company as CEO since 2000. “Today our company is stronger, has increased global reach and is poised to play an important role in the competitive information technology products and services market. I am proud of what the company has accomplished since my brother and I founded it in the late 1980’s.”

In launching our search for a new CEO, we have elected to keep the Chairman and CEO positions separate, which reflects both a growing trend throughout the country and our desire to maintain a proactive position in the area of corporate governance.

CONFERENCE CALL AND WEBCAST

We will host a conference call and live webcast today at 5:00 p.m. ET to discuss the quarterly results of operations. A live webcast of the conference call (in listen-only mode) will be available on our corporate website at www.insight.com and a replay of the webcast will be available on our corporate website for a limited time.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q1 2004 Results, Page 5	April 22, 2004

FORWARD-LOOKING INFORMATION

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include: projections of matters that affect net sales, gross profit, operating expenses, earnings from operations or net earnings; projections of capital expenditures; projections for growth; hiring plans; plans for future operations; financing needs or plans; plans relating to our products and services; statements of belief; and statements of assumptions underlying any of the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements include, but are not limited to, the following:

•	changes in the economic environment and/or IT industry;

•	actions of competitors, including manufacturers of products we sell;

•	reliance on suppliers for product availability, purchasing incentives and competitive products to sell;

•	reliance on a limited number of outsourcing clients;

•	disruptions in our information and telephone communication systems;

•	risks associated with international operations;

•	dependence on key personnel;

•	rapid changes in product standards;

•	integration and operation of future acquired businesses;

•	ability to renew or replace short-term financing arrangements;

•	recently enacted and proposed changes in securities laws and regulations;

•	results of litigation;

•	changes in state sales tax collection;

•	intellectual property infringement claims; and

•	risks that are otherwise described from time to time in our Securities and Exchange Commission reports, including but not limited to the items discussed in “Factors that Could Affect Future Results” set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

We assume no obligation to update, and do not intend to update, any forward-looking statements.

Contacts:	Stanley Laybourne Executive Vice President, Chief Financial Officer and Treasurer Tel. 480-350-1142 Email slaybour@insight.com	Karen McGinnis Senior Vice President- Finance Tel. 480-333-3074 Email kmcginni@insight.com

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q1 2004 Results, Page 6	April 22, 2004

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	For the
	Three Months Ended
	March 31,
	2004	2003
Net sales	$732,652	$711,271
Costs of goods sold	638,998	626,286

Gross profit	93,654	84,985
Operating expenses:
Selling and administrative expenses	72,612	73,656
Restructuring expenses	—	2,826
Reductions in liabilities assumed in previous acquisition	(3,160)	(2,504)

Earnings from operations	24,202	11,007
Non-operating (income) expense, net	(413)	1,217

Earnings before income taxes	24,615	9,790
Income tax expense	8,027	2,763

Net earnings	$16,588	$7,027

Earnings per share:
Basic	$0.35	$0.15

Diluted	$0.34	$0.15

Shares used in per share calculation:
Basic	47,688	46,093

Diluted	48,878	46,128

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q1 2004 Results, Page 7	April 22, 2004

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$44,180	$41,897
Accounts receivable, net	366,552	381,968
Inventories, net	84,881	89,254
Inventories not available for sale	15,750	22,031
Deferred income taxes and other current assets	38,782	35,645

Total current assets	550,145	570,795
Property and equipment, net	118,378	120,247
Goodwill, net	100,870	100,478
Other assets	514	604

	$769,907	$792,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$209,897	$209,060
Accrued expenses and other current liabilities	59,854	66,162
Current portion of long-term debt and capital leases	167	275
Short-term financing arrangement	—	55,000

Total current liabilities	269,918	330,497
Line of credit	8,100	10,004
Deferred income taxes	14,254	12,254
Stockholders’ equity:
Preferred stock	—	—
Common stock	484	471
Additional paid-in capital	286,682	266,803
Retained earnings	166,939	150,351
Accumulated other comprehensive income – foreign currency translation adjustment	23,530	21,744

Total stockholders’ equity	477,635	439,369

	$769,907	$792,124

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q1 2004 Results, Page 8	April 22, 2004

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Three Months Ended
	March 31,
	2004	2003
	(unaudited)
Cash flows from operating activities:
Net earnings	$16,588	$7,027
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,605	7,374
Provision for losses on accounts receivable	1,073	2,358
Write-down of obsolete, slow-moving and non-salable inventories	1,327	3,126
Tax benefit from stock options exercised	4,091	—
Deferred income taxes	4,542	(2,372)
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	15,900	42,310
Decrease (increase) in inventories	9,472	(2,142)
(Increase) decrease in other current assets	(5,544)	8,773
Decrease (increase) in other assets	146	(752)
(Decrease) increase in accounts payable	(809)	1,814
(Decrease) increase in accrued expenses and other current liabilities	(7,070)	20,693

Net cash provided by operating activities	45,321	88,209

Cash flows from investing activities:
Purchases of property and equipment	(2,994)	(6,214)

Net cash used in investing activities	(2,994)	(6,214)

Cash flows from financing activities, net of acquisitions:
Net repayments on the short-term financing arrangement and line of credit	(55,000)	(61,171)
Net repayment of long-term debt and capital leases	(1,904)	(1,471)
Proceeds from sales of common stock through employee stock plans	15,801	549

Net cash used in financing activities	(41,103)	(62,093)

Foreign currency impact on cash flow	1,059	(122)

Increase in cash	2,283	19,780
Cash and cash equivalents at beginning of period	41,897	30,930

Cash and cash equivalents at end of period	$44,180	$50,710

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q1 2004 Results, Page 9	April 22, 2004

Insight Enterprises, Inc. and Subsidiaries
Quarterly Segment Operating Data Table
(unaudited)

	Three Months Ended
	March 31,
	2004	2003	% change
Insight North America
Number of account executives	1,195	1,315	(9%)
Direct shipments %	55%	64%	(24	%)**
Average order size	$1,470	$1,443	2%
Percent of web sales	10%	11%	(15	%)*
Product Mix (as a % of product net sales):
Notebooks and PDA’s	17%	14%	15	%*
Desktops and servers	18%	14%	24	%*
Software	11%	11%	4	%*
Storage devices	7%	9%	(18	%)*
Networking and connectivity	10%	12%	(17	%)*
Printers	9%	14%	(35	%)*
Monitors and video	8%	8%	(11	%)*
Memory and processors	5%	4%	32	%*
Supplies and accessories	7%	6%	12	%*
Miscellaneous	8%	8%	(6	%)*
Insight UK
Number of account executives	272	270	1%
Direct shipments %	49%	53%	—	%**
Average order size	$1,073	$897	20%
Percent of web sales	16%	17%	23	%*
Product Mix (as a % of product net sales):
Notebooks and PDA’s	19%	17%	47	%*
Desktops and servers	12%	13%	13	%*
Software	14%	15%	23	%*
Storage devices	7%	5%	75	%*
Networking and connectivity	8%	9%	23	%*
Printers	11%	11%	27	%*
Monitors and video	11%	9%	53	%*
Memory and processors	4%	3%	39	%*
Supplies and accessories	8%	11%	(5	%)*
Miscellaneous	6%	7%	15	%*
Direct Alliance
Net sales mix:
Service fees	93%	91%	(3	%)*
Pass through product sales	7%	9%	(22	%)*
PlusNet
Active broadband internet access customers	58,185	20,967	178%

* **	Based on net sales dollars Based on number of direct shipments

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q1 2004 Results, Page 10	April 22, 2004

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES

Segment Reporting Information
(In Thousands)
(Unaudited)

	Three Months Ended March 31, 2004
	Insight
	North America	Insight UK	Direct Alliance	PlusNet	Consolidated
Net sales	$582,312	$120,477	$18,696	$11,167	$732,652
Costs of goods sold	513,550	103,758	13,894	7,796	638,998

Gross profit	68,762	16,719	4,802	3,371	93,654
Operating expenses:
Selling and administrative expenses	55,230	13,305	1,530	2,547	72,612
Reductions in liabilities assumed in previous acquisition	—	(3,160)	—	—	(3,160)

Earnings from operations	$13,532	$6,574	$3,272	$824	$24,202

Non-operating (income) expense, net					(413)

Earnings before income taxes					24,615
Income tax expense					8,027

Net earnings					$16,588

Total assets	$736,229	$121,939	$59,245	$32,982	$769,907 *

* Consolidated total assets include net intercompany eliminations and corporate assets of $180,488.

	Three Months Ended March 31, 2003
	Insight
	North America	Insight UK	Direct Alliance	PlusNet	Consolidated
Net sales	$591,396	$94,427	$19,618	$5,830	$711,271
Costs of goods sold	526,431	81,363	14,907	3,585	626,286

Gross profit	64,965	13,064	4,711	2,245	84,985
Operating expenses:
Selling and administrative expenses	58,730	11,997	1,198	1,731	73,656
Restructuring expenses	2,283	543	—	—	2,826
Reductions in liabilities assumed in previous acquisition	—	(2,504)	—	—	(2,504)

Earnings from operations	$3,952	$3,028	$3,513	$514	11,007

Non-operating expense, net					1,217

Earnings before income taxes					9,790
Income tax expense					2,763

Net earnings					$7,027

Total assets	$732,771	$98,194	$51,547	$25,582	$740,898	*

* Consolidated total assets include net intercompany eliminations and corporate assets of $167,196.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q1 2004 Results, Page 11	April 22, 2004

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES

Adjusted Consolidated Statements of Earnings
(In thousands, except per share amounts and footnotes)
(Unaudited)

	For the			For the
	Three Months Ended			Three Months Ended
	March 31, 2004			March 31, 2003
	GAAP	Adjustments	Non-GAAP(c)	GAAP	Adjustments		Non-GAAP(c)
Net sales	$732,652	$—	$732,652	$711,271	$—		$711,271
Costs of goods sold	638,998	—	638,998	626,286	—		626,286

Gross profit	93,654	—	93,654	84,985	—		84,985
Operating expenses:
Selling and administrative expenses	72,612	—	72,612	73,656	—		73,656
Restructuring expense	—	—	—	2,826	(2,826	)(b)	—
Reductions in liabilities assumed in previous acquisition	(3,160)	3,160 (a)	—	(2,504)	2,504	(a)	—

Earnings from operations	24,202	(3,160)	21,042	11,007	322		11,329
Non-operating (income) expense, net	(413)	—	(413)	1,217	—		1,217

Earnings before income taxes	24,615	(3,160)	21,455	9,790	322		10,112
Income tax expense	8,027	(272)	7,755	2,763	942		3,705

Net earnings	$16,588	$(2,888)	$13,700	$7,027	$(620)		$6,407

Earnings per share:
Basic	$0.35	$(0.06)	$0.29	$0.15	$(0.01)		$0.14

Diluted	$0.34	$(0.06)	$0.28	$0.15	$(0.01)		$0.14

Shares used in per share calculation:
Basic	47,688	47,688	47,688	46,093	46,093		46,093

Diluted	48,878	48,878	48,878	46,128	46,128		46,128

Footnotes:

(a)	Insight UK recorded income associated with reductions of certain liabilities assumed in connection with a previous acquisition.

(b)	Insight North America and Insight UK recorded costs of $2.3 million and $0.5 million, respectively, in connection with the restructuring of their operations.

(c)	Use of Non-GAAP Financial Measures: The non-GAAP measures exclude the income resulting from reductions in liabilities assumed in a previous acquisition, restructuring expenses and the tax effects of these items. The company excludes these items when evaluating the results of operations and the operating segments and when comparing results of operations to competitors’ operating results. The company believes that the non-GAAP financial measurers are useful to investors because they allow for greater transparency and facilitate comparisons to prior periods and competitors. These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the tabular reconciliation, below, of non-GAAP financial measures to the comparable GAAP results.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958